Exhibit 4.42

English Translation for Reference
STATEMENT OF SPOUSE
Name: Zhang Aiying
ID Card Number: 220104195908155024
This is to confirm that I, as the spouse of Cui Yachao, hereby unconditionally and irrevocably represent to Shenzhen Guanli Agricultural Technology Co., Ltd. and Agria Brother Biotech (Shenzhen) Co., Ltd. that:
the equity interest held by Cui Yachao in Shenzhen Guanli Agricultural Technology Co., Ltd. and any dividends, bonuses or other distributions received by him in respect of the equity interest are the personal property of Cui Yachao, and shall not be the husband-and-wife common property of Cui Yachao and myself at any time.
Signature: /s/ Zhang Aiying
Date: August 4, 2009